Exhibit 99.1

FOR IMMEDIATE RELEASE

UNITED INSURANCE HOLDINGS CORP. REPORTS FINANCIAL RESULTS
FOR ITS FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2019

Company to Host Quarterly Conference Call at 5:00 P.M. ET on February 20, 2020
The information in this press release should be read in conjunction with an investor presentation that is available on our website at investors.upcinsurance.com/Presentations.

St. Petersburg, FL - February 20, 2020: United Insurance Holdings Corp. (Nasdaq: UIHC) (UPC Insurance or the Company), a property and casualty insurance holding company, today reported its financial results for the fourth quarter and year ended December 31, 2019.

($ in thousands, except for per share data)	Three Months Ended			Year Ended
	December 31,			December 31,
	2019	2018	Change	2019	2018	Change
Gross premiums written	$294,763	$292,187	0.9%	$1,380,268	$1,252,401	10.2%
Gross premiums earned	$347,005	$308,414	12.5%	$1,333,526	$1,180,961	12.9%
Net premiums earned	$188,354	$181,740	3.6%	$752,400	$689,276	9.2%
Total revenues	$210,421	$181,089	16.2%	$825,116	$723,942	14.0%
Earnings before income tax	$(5,260)	$(19,416)	72.9%	$(32,606)	$(4,239)	(669.2)%
Net income (loss) attributable to UIHC	$(8,158)	$(11,071)	26.3%	$(29,872)	$290	(10,400.7)%
Net income (loss) available to UIHC common stockholders per diluted share	$(0.19)	$(0.26)	26.9%	$(0.70)	$0.01	(7,100.0)%

Reconciliation of net income (loss) to core income (loss):
Plus: Non-cash amortization of intangible assets	$1,326	$1,365	(2.9)%	$5,355	$13,920	(61.5)%
Less: Net realized gains on investment portfolio	$1,042	$2,329	(55.3)%	$1,228	$1,655	(25.8)%
Less: Unrealized gains (losses) on equity securities	$9,242	$(14,346)	164.4%	$24,761	$(9,300)	366.2%
Less: Net tax impact(1)	$(1,881)	$2,810	(166.9)%	$(4,333)	$4,529	(195.7)%
Core income (loss)(2)	$(15,235)	$(499)	(2,953.1)%	$(46,173)	$17,326	(366.5)%
Core income (loss) per diluted share(2)	$(0.36)	$(0.01)	(3,500.0)%	$(1.08)	$0.40	(370.0)%

Book value per share				$11.69	$12.10	(3.4)%
(1) In order to reconcile net income (loss) to the core income (loss) measure, we included the tax impact of all adjustments using the 21% corporate federal tax rate.
(2) Core income (loss) and core income (loss) per diluted share, measures that are not based on GAAP, are reconciled above to net income (loss) and net income (loss) per diluted share, respectively, the most directly comparable GAAP measures. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

"2019 was a tough year for our company, and Q4 epitomized that," said John Forney, President & CEO of UPC Insurance. "But we are starting 2020 in a very strong position with regard to our rate actions, reserve strength, capital adequacy and reinsurance placement. I'm excited for what lies ahead in 2020 and beyond."

Return on Equity and Core Return on Equity

The calculations of the Company's return on equity and core return on equity are shown below.

($ in thousands)	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net income (loss) attributable to UIHC	$(8,158)	$(11,071)	$(29,872)	$290
Return on equity based on GAAP net income (loss) attributable to UIHC (1)	(6.2)%	(8.3)%	(5.6)%	0.1%

Core income (loss)	$(15,235)	$(499)	$(46,173)	$17,326
Core return on equity (1)(2)	(11.5)%	(0.4)%	(8.7)%	3.3%
(1) Return on equity for the three months ended December 31, 2019 and 2018 is calculated on an annualized basis by dividing the net income (loss) or core net income (loss) for the period by the average stockholders' equity for the trailing twelve months.
(2) Core return on equity, a measure that is not based on GAAP, is calculated based on core income (loss), which is reconciled on the first page of this press release to net income (loss), the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Combined Ratio and Underlying Ratio

The calculations of the Company's combined ratio and underlying combined ratio are shown below.

($ in thousands)	Three Months Ended				Year Ended
	December 31,				December 31,
	2019	2018	Change		2019	2018	Change
Loss ratio, net(1)	69.3%	67.2%	2.1	pts	66.4%	59.3%	7.1	pts
Expense ratio, net(2)	44.0%	41.7%	2.3	pts	46.3%	45.0%	1.3	pts
Combined ratio (CR)(3)	113.3%	108.9%	4.4	pts	112.7%	104.3%	8.4	pts
Effect of current year catastrophe losses on CR	10.2%	23.0%	(12.8	) pts	12.9%	14.5%	(1.6	) pts
Effect of prior year unfavorable (favorable) development on CR	—%	4.7%	(4.7	) pts	4.4%	0.6%	3.8	pts
Underlying combined ratio(4)	103.1%	81.2%	21.9	pts	95.4%	89.2%	6.2	pts
(1) Loss ratio, net is calculated as losses and loss adjustment expenses (LAE), net of losses ceded to reinsurers, relative to net premiums earned.
(2) Expense ratio, net is calculated as the sum of all operating expenses less interest expense relative to net premiums earned.
(3) Combined ratio is the sum of the loss ratio, net and expense ratio, net.
(4) Underlying combined ratio, a measure that is not based on GAAP, is reconciled above to the combined ratio, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Quarterly Financial Results

Net loss attributable to the Company for the fourth quarter of 2019 was $8.2 million, or $0.19 per diluted share, compared to $11.1 million, or $0.26 per diluted share, for the fourth quarter of 2018. The decrease in net loss was primarily due to an increase in unrealized gains on equity securities during the fourth quarter of 2019 compared to unrealized losses in the fourth quarter of 2018.

The Company's total gross written premium increased by $2.6 million, or 0.9%, to $294.8 million for the fourth quarter of 2019, from $292.2 million for the fourth quarter of 2018, primarily reflecting organic growth in new and renewal business generated in all regions. The breakdown of the quarter-over-quarter changes in both direct written and assumed premiums by region and gross written premium by line of business are shown in the table below.

($ in thousands)	Three Months Ended December 31,
	2019	2018	Change $	Change %
Direct Written and Assumed Premium by Region (1)
Florida	$161,587	$151,374	$10,213	6.7%
Gulf	51,566	47,779	3,787	7.9
Northeast	46,270	45,025	1,245	2.8
Southeast	26,827	25,092	1,735	6.9
Total direct written premium by region	286,250	269,270	16,980	6.3%
Assumed premium (2)	8,513	22,917	(14,404)	(62.9)
Total gross written premium by region	$294,763	$292,187	$2,576	0.9%

Gross Written Premium by Line of Business
Personal property	$217,380	$207,524	$9,856	4.7%
Commercial property	77,383	84,663	(7,280)	(8.6)
Total gross written premium by line of business	$294,763	$292,187	$2,576	0.9%
(1) "Gulf" is comprised of Hawaii, Louisiana and Texas; "Northeast" is comprised of Connecticut, Massachusetts, New Jersey, New York and Rhode Island; and "Southeast" is comprised of Georgia, North Carolina and South Carolina.
(2) Assumed premium written for 2019 and 2018 primarily included commercial property business assumed from unaffiliated insurers.

Loss and LAE increased by $8.4 million, or 6.9%, to $130.6 million for the fourth quarter of 2019, from $122.2 million for the fourth quarter of 2018. Loss and LAE expense as a percentage of net earned premiums increased 2.1 points to 69.3% for the fourth quarter of 2019, compared to 67.2% for the fourth quarter of 2018. Excluding catastrophe losses and reserve development, the Company's gross underlying loss and LAE ratio for the fourth quarter of 2019 would have been 32.1%, an increase of 8.8 points from 23.3% during the fourth quarter of 2018.

Policy acquisition costs increased by $10.1 million, or 20.5%, to $59.6 million for the fourth quarter of 2019, from $49.4 million for the fourth quarter of 2018. The primary driver of the increase in costs was an increase in agent commissions which were generally consistent with the Company's growth in premium production and higher average market commission rates outside of Florida. The Company also had an increase in managing general agent commissions related to the increase in commercial premiums written.

Operating and underwriting expenses decreased by $0.9 million, or 7.6%, to $10.7 million for the fourth quarter of 2019, from $11.6 million for the fourth quarter of 2018, primarily due to a decrease in printing and postage expenses and agent related expenses. This was partially offset by increased investments in technology.

General and administrative expenses decreased by $2.3 million, or 15.5%, to $12.5 million for the fourth quarter of 2019, from $14.8 million for the fourth quarter of 2018, primarily due to a decrease in salaries and related benefits from a reclassification to loss adjustment expense and a decrease in consulting expenses.

Year to Date Financial Results

Net loss attributable to the Company for the year ended December 31, 2019 was $29.9 million, or $0.70 per diluted share, compared to net income of $0.3 million, or $0.01 per diluted share, for the year ended December 31, 2018. The decrease in net earnings was primarily due to an increase in losses and LAE, as well as policy acquisition expenses.

The Company's total gross written premium increased by $127.9 million, or 10.2%, to $1.4 billion for the year ended December 31, 2019 from $1.3 billion for the year ended December 31, 2018, primarily reflecting organic growth in new and renewal business generated in all regions. The breakdown of the year-over-year changes in both direct written and assumed premiums by region and gross written premium by line of business are shown in the table below.

($ in thousands)	Year Ended December 31,
	2019	2018	Change $	Change %
Direct Written and Assumed Premium by Region (1)
Florida	$737,615	$655,736	$81,879	12.5%
Gulf	225,636	210,230	15,406	7.3
Northeast	199,504	177,958	21,546	12.1
Southeast	115,886	104,266	11,620	11.1
Total direct written premium by region	1,278,641	1,148,190	130,451	11.4%
Assumed premium (2)	101,627	104,211	(2,584)	(2.5)
Total gross written premium by region	$1,380,268	$1,252,401	$127,867	10.2%

Gross Written Premium by Line of Business
Personal property	$973,354	$890,515	$82,839	9.3%
Commercial property	406,914	361,886	45,028	12.4
Total gross written premium by line of business	$1,380,268	$1,252,401	$127,867	10.2%
(1) "Gulf" is comprised of Hawaii, Louisiana and Texas; "Northeast" is comprised of Connecticut, Massachusetts, New Jersey, New York and Rhode Island; and "Southeast" is comprised of Georgia, North Carolina and South Carolina.
(2) Assumed premium written for 2019 and 2018 included commercial property business assumed from unaffiliated insurers.

Loss and LAE increased by $90.9 million, or 22.2%, to $499.5 million for the year ended December 31, 2019, from $408.6 million for the year ended December 31, 2018. Loss and LAE expense as a percentage of net earned premiums increased 7.1 points to 66.4% for the year ended December 31, 2019, compared to 59.3% for the year ended December 31, 2018. Excluding catastrophe losses and reserve development, the Company's gross underlying loss and LAE ratio for the year would have been 27.7%, an increase of 1.9 points from 25.8% during the year ended December 31, 2018.

Policy acquisition costs increased by $35.1 million, or 17.3%, to $238.3 million for the year ended December 31, 2019, from $203.1 million for the year ended December 31, 2018. The primary driver of the increase in costs was an increase in agent commissions which were generally consistent with the Company's growth in premium production and higher average market commission rates outside of Florida. The Company also had an increase in managing general agent commissions related to the increase in commercial premiums written.

Operating and underwriting expenses increased by $3.7 million, or 9.2%, to $44.3 million for the year ended December 31, 2019, from $40.6 million for the year ended December 31, 2018, primarily due to increased expenses related to the Company's investment in software. This was partially offset by a decrease in printing and postage costs as well as a decrease in home inspection costs.

General and administrative expenses decreased by $0.1 million, or 0.2%, to $66.0 million for the year ended December 31, 2019, from $66.1 million for the year ended December 31, 2018, primarily due to amortization costs related to the merger with AmCo Holding Company (AmCo) incurred during the first quarter of 2018. This was offset by increased salary costs related to an increase in employee headcount.

Combined Ratio Analysis

The calculations of the Company's loss ratios and underlying loss ratios are shown below.

($ in thousands)	Three Months Ended				Year Ended
	December 31,				December 31,
	2019	2018	Change		2019	2018	Change
Loss and LAE	$130,569	$122,196	$8,373		$499,493	$408,589	$90,904
% of Gross earned premiums	37.6%	39.6%	(2.0	) pts	37.5%	34.6%	2.9	pts
% of Net earned premiums	69.3%	67.2%	2.1	pts	66.4%	59.3%	7.1	pts
Less:
Current year catastrophe losses	$19,248	$41,737	$(22,489)		$96,875	$99,988	$(3,113)
Prior year reserve unfavorable (favorable) development	(82)	8,525	(8,607)		33,134	4,318	28,816
Underlying loss and LAE (1)	$111,403	$71,934	$39,469		$369,484	$304,283	$65,201
% of Gross earned premiums	32.1%	23.3%	8.8	pts	27.7%	25.8%	1.9	pts
% of Net earned premiums	59.1%	39.6%	19.5	pts	49.1%	44.1%	5.0	pts
(1) Underlying loss and LAE is a non-GAAP financial measure and is reconciled above to loss and LAE, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

The calculations of the Company's expense ratios are shown below.

($ in thousands)	Three Months Ended				Year Ended
	December 31,				December 31,
	2019	2018	Change		2019	2018	Change
Policy acquisition costs	$59,551	$49,424	$10,127		$238,268	$203,140	$35,128
Operating and underwriting	10,733	11,614	(881)		44,310	40,590	3,720
General and administrative	12,501	14,786	(2,285)		65,989	66,112	(123)
Total Operating Expenses	$82,785	$75,824	$6,961		$348,567	$309,842	$38,725
% of Gross earned premiums	23.9%	24.6%	(0.7	) pts	26.1%	26.2%	(0.1	) pts
% of Net earned premiums	44.0%	41.7%	2.3	pts	46.3%	45.0%	1.3	pts

Reinsurance Costs as a Percentage of Earned Premium

Excluding the Company's business for which it cedes 100% of the risk of loss, reinsurance costs in the fourth quarter of 2019 were 43.4% of gross premiums earned, compared to 40.0% of gross premiums earned for the fourth quarter of 2018. The increase in this ratio was driven by the Company's quota share agreement that was renewed on June 1, 2019. The Company modified the terms of its quota share agreement in 2019 to include its subsidiary, Family Security Insurance Company, Inc. in addition to its subsidiary United Property & Casualty Insurance Company. Also, the ceding percentage increased from 20.0% in 2018 to 22.5% in 2019.

Investment Portfolio Highlights

The Company's cash, restricted cash and investment holdings increased 14.3% to $1.3 billion at December 31, 2019 from $1.1 billion at December 31, 2018. UPC Insurance's cash and investment holdings consist of investments in U.S. government and agency securities, corporate debt and 100% investment grade money market instruments. Fixed maturities represented approximately 87.5% of total investments at December 31, 2019, compared to 90.6% at December 31, 2018. At December 31, 2019 our fixed maturity investments had a modified duration of 3.4 years, compared to 3.5 years at December 31, 2018.

Book Value Analysis

Book value per share decreased 3.4% from $12.10 at December 31, 2018, to $11.69 at December 31, 2019. Underlying book value per share decreased 7.1% from $12.31 at December 31, 2018 to $11.43 at December 31, 2019. A decrease in the Company's retained earnings as the result of a net loss in 2019 drove the decrease in our book value per share. This was partially offset by an increase in accumulated other comprehensive income (AOCI). As shown in the table below, removing the effect of AOCI further decreases our book value per share.

($ in thousands, except for share and per share data)	December 31,	December 31,
	2019	2018
Book Value per Share
Numerator:
Common stockholders' equity attributable to UIHC	$503,138	$520,230
Denominator:
Total Shares Outstanding	43,028,074	42,984,578
Book Value Per Common Share	$11.69	$12.10

Book Value per Share, Excluding the Impact of Accumulated Other Comprehensive Income (AOCI)
Numerator:
Common stockholders' equity attributable to UIHC	$503,138	$520,230
Less: Accumulated other comprehensive income (loss)	11,319	(9,030)
Stockholders' Equity, excluding AOCI	$491,819	$529,260
Denominator:
Total Shares Outstanding	43,028,074	42,984,578
Underlying Book Value Per Common Share(1)	$11.43	$12.31
(1) Underlying book value per common share is a non-GAAP financial measure and is reconciled above to book value per common share, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Definitions of Non-GAAP Measures

We believe that investors' understanding of UPC Insurance's performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Net income excluding the effects of amortization of intangible assets, realized gains (losses) and unrealized gains (losses) on equity securities, net of tax (core income) is a non-GAAP measure which is computed by adding amortization, net of tax, to net income and subtracting realized gains (losses) on the Company's investment portfolio, net of tax, and unrealized gains (losses) on the Company's equity securities, net of tax, from net income. Amortization expense is related to the amortization of intangible assets acquired through mergers and therefore the expense does not arise through normal operations. Investment portfolio gains (losses) and unrealized equity security gains (losses) vary independent of the Company's operations. The Company believes it is useful for investors to evaluate these components separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is net income. The core income measure should not be considered a substitute for net income and does not reflect the overall profitability of the Company's business.

Core return on equity is a non-GAAP ratio calculated using non-GAAP measures. It is calculated by dividing the core income for the period by the average stockholders’ equity for the trailing twelve months (or one quarter of such average, in the case of quarterly periods). Core income is an after-tax non-GAAP measure that is calculated by excluding from net income the effect of non-cash amortization of intangible assets, unrealized gains or losses on the Company's equity security investments and net realized gains or losses on the Company's investment portfolio. In the opinion of the Company’s management, core income, core income per share and core return on equity are meaningful indicators to investors of the Company's underwriting and operating results, since the excluded items are not necessarily indicative of operating trends. Internally, the Company’s management uses core income, core income per share and core return on equity to evaluate performance against historical results and establish financial targets on a consolidated basis. The most directly comparable GAAP measure is return on equity. The core return on equity measure should not be considered a substitute for return on equity and does not reflect the overall profitability of the Company's business.

Combined ratio excluding the effects of current year catastrophe losses and prior year reserve development (underlying combined ratio) is a non-GAAP measure, which is computed by subtracting the effect of current year catastrophe losses and prior year development from the combined ratio. The Company believes that this ratio is useful to investors and it is used by management to highlight the trends in the Company's business that may be obscured by current year catastrophe losses and prior year development. Current year catastrophe losses cause the Company's loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year development is caused by unexpected loss development on historical reserves. The Company believes it is useful for investors to evaluate these components separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered as a substitute for the combined ratio and does not reflect the overall profitability of the Company's business.

Net loss and LAE excluding the effects of current year catastrophe losses and prior year reserve development (underlying loss and LAE) is a non-GAAP measure which is computed by subtracting the effect of current year catastrophe losses and prior year reserve development from net loss and LAE. The Company uses underlying loss and LAE figures to analyze the Company's loss trends that may be impacted by current year catastrophe losses and prior year development on the Company's reserves. As discussed previously, these two items can have a significant impact on the Company's loss trends in a given period. The Company believes it is useful for investors to evaluate these components separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is net loss and LAE. The underlying loss and LAE measure should not be considered a substitute for net loss and LAE and does not reflect the overall profitability of the Company's business.

Book value per common share, excluding the impact of accumulated other comprehensive income (underlying book value per common share), is a non-GAAP measure which is computed by dividing common stockholders' equity after excluding accumulated other comprehensive income, by total common shares outstanding plus dilutive potential common shares outstanding. The Company uses the trend in book value per common share, excluding the impact of accumulated other comprehensive income, in conjunction with book value per common share to identify and analyze the change in net worth attributable to management efforts between periods. The Company believes the non-GAAP measure is useful to investors because it eliminates the effect of interest rates that can fluctuate significantly from period to period and are generally driven by economic and financial factors which are not influenced by management. Book value per common share is the most directly comparable GAAP measure. Book value per common share, excluding the impact of accumulated other comprehensive income, should not be considered a substitute for book value per common share, and does not reflect the recorded net worth of the Company's business.

Conference Call Details

Date and Time:    February 20, 2020 - 5:00 P.M. ET

Participant Dial-In:    (United States): 877-407-8829
(International): 201-493-6724

Webcast:
To listen to the live webcast, please go to investors.upcinsurance.com (News & Market Data - Event Calendar) and click on the conference call link, or go to: https://78449.themediaframe.com/dataconf/productusers/unin/mediaframe/35905/indexl.html.

An archive of the webcast will be available for a limited period of time thereafter.

Presentation:	The information in this press release should be read in conjunction with an investor presentation that is available on our website at investors.upcinsurance.com/Presentations.

About UPC Insurance

Founded in 1999, UPC Insurance is an insurance holding company that sources, writes and services personal and commercial residential property and casualty insurance policies using a group of wholly owned insurance subsidiaries and one majority owned insurance subsidiary through a variety of distribution channels. The Company currently writes policies in Connecticut, Florida, Georgia, Hawaii, Louisiana, Massachusetts, New Jersey, New York, North Carolina, Rhode Island, South Carolina and Texas, and is licensed to write in Alabama, Delaware, Maryland, Mississippi, New Hampshire and Virginia. From its headquarters in St. Petersburg, Florida, UPC Insurance's team of dedicated professionals manages a completely integrated insurance company, including sales, underwriting, customer service and claims. UPC Insurance is a company committed to financial stability and solvency.

Forward-Looking Statements

Statements made in this press release, or on the conference call identified above, and otherwise, that are not historical facts are “forward-looking statements” that anticipate results based on our estimates, assumptions and plans and are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words such as “may,” “will,” “expect,” "endeavor," "project," “believe,” “anticipate,” “intend,” “could,” “would,” “estimate” or “continue” or the negative variations thereof or comparable terminology. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date on which they are made, and, except as required by applicable law, we undertake no obligation to update or revise any forward-looking statement.

 ### #### ###

CONTACT:	OR	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group
Jessica Strathman		Adam Prior
Director of Financial Reporting		Senior Vice-President
(727) 895-7737 / jstrathman@upcinsurance.com		(212) 836-9606 / aprior@equityny.com

Consolidated Statements of Comprehensive Loss
In thousands, except share and per share amounts

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
REVENUE:
Gross premiums written	$294,763	$292,187	$1,380,268	$1,252,401
Change in gross unearned premiums	52,242	16,227	(46,742)	(71,440)
Gross premiums earned	347,005	308,414	1,333,526	1,180,961
Ceded premiums earned	(158,651)	(126,674)	(581,126)	(491,685)
Net premiums earned	188,354	181,740	752,400	689,276
Net investment income	7,477	7,536	30,145	27,201
Net realized investment gains	1,042	2,329	1,228	1,655
Net unrealized gains (losses) on equity securities	9,242	(14,346)	24,761	(9,300)
Other revenue	4,306	3,830	16,582	15,110
Total revenues	$210,421	$181,089	$825,116	$723,942
EXPENSES:
Losses and loss adjustment expenses	130,569	122,196	499,493	408,589
Policy acquisition costs	59,551	49,424	238,268	203,140
Operating expenses	10,733	11,614	44,310	40,590
General and administrative expenses	12,501	14,786	65,989	66,112
Interest expense	2,402	2,495	9,781	9,866
Total expenses	215,756	200,515	857,841	728,297
Loss before other income	(5,335)	(19,426)	(32,725)	(4,355)
Other income	75	10	119	116
Loss before income taxes	(5,260)	(19,416)	(32,606)	(4,239)
Expense (benefit) for income taxes	2,791	(8,448)	(3,121)	(4,633)
Net income (loss)	$(8,051)	$(10,968)	$(29,485)	$394
Less: Net income attributable to noncontrolling interests	107	103	387	104
Net income (loss) attributable to UIHC	$(8,158)	$(11,071)	$(29,872)	$290
OTHER COMPREHENSIVE INCOME:
Change in net unrealized gains (losses) on investments	(2,195)	8,442	28,366	(22,264)
Reclassification adjustment for net realized investment gains	(1,042)	(2,329)	(1,228)	(1,655)
Income tax benefit (expense) related to items of other comprehensive income	786	(1,407)	(6,588)	5,703
Total comprehensive loss	$(10,502)	$(6,262)	$(8,935)	$(17,822)
Less: Comprehensive income attributable to noncontrolling interests	51	138	588	139
Comprehensive loss attributable to UIHC	$(10,553)	$(6,400)	$(9,523)	$(17,961)

Weighted average shares outstanding
Basic	42,801,148	42,692,507	42,763,423	42,650,629
Diluted	42,801,148	42,692,507	42,763,423	42,838,886

Earnings available to UIHC common stockholders per share
Basic	$(0.19)	$(0.26)	$(0.70)	$0.01
Diluted	$(0.19)	$(0.26)	$(0.70)	$0.01

Dividends declared per share	$0.06	$0.06	$0.24	$0.24

Consolidated Balance Sheets
In thousands, except share amounts

	December 31, 2019	December 31, 2018
ASSETS
Investments, at fair value:
Fixed maturities, available-for-sale	$884,861	$862,345
Equity securities	116,610	80,978
Other investments	10,252	8,513
Total investments	$1,011,723	$951,836
Cash and cash equivalents	215,469	112,679
Restricted cash	71,588	71,441
Accrued investment income	5,901	6,017
Property and equipment, net	32,728	17,137
Premiums receivable, net	86,568	95,816
Reinsurance recoverable on paid and unpaid losses	550,136	625,998
Ceded unearned premiums	270,034	217,885
Goodwill	73,045	73,045
Deferred policy acquisition costs	104,572	105,582
Intangible assets	26,079	31,351
Other assets	19,375	12,641
Total Assets	$2,467,218	$2,321,428
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$760,357	$661,203
Unearned premiums	674,055	627,313
Reinsurance payable	166,131	175,272
Payments outstanding	57,555	56,534
Accounts payable and accrued expenses	78,592	71,048
Lease liability	324	—
Other liabilities	47,407	29,571
Notes payable	158,932	160,118
Total Liabilities	$1,943,353	$1,781,059
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 authorized; none issued or outstanding	—	—
Common stock, $0.0001 par value; 50,000,000 shares authorized; 43,056,310 and 43,029,845 issued, respectively; 43,028,074 and 42,984,578 outstanding, respectively	4	4
Additional paid-in capital	391,852	389,141
Treasury shares, at cost; 212,083 shares	(431)	(431)
Accumulated other comprehensive income (loss)	11,319	(9,030)
Retained earnings	100,394	140,546
Total stockholders' equity attributable to UIHC stockholders	$503,138	$520,230
Noncontrolling interests	20,727	20,139
Total Stockholders' Equity	$523,865	$540,369
Total Liabilities and Stockholders' Equity	$2,467,218	$2,321,428